Exhibit 19.1
Incyte Corporation
Policy on Insider Trading

Introduction
The purchase or sale of securities by persons who have Material Non-Public Information that is not generally known or available to the public is prohibited by U.S. federal and state securities laws. These laws also prohibit persons with Material Non-Public Information from disclosing this information to others who may trade. While regulatory authorities such as the U.S. SEC concentrate their efforts on the individuals who trade securities or who disclose inside information to others who trade, the U.S. federal securities laws also impose potential liability on companies and other “controlling persons” for Insider trading violations by personnel of Incyte Corporation (“Incyte” or the “Company”). Many other countries have similar laws regarding insider trading. Accordingly, this Policy on Insider Trading applies to all Incyte persons specified in Section 1.2 below regardless of their location, and even if the activities prohibited in the policy are not illegal in the country where that person is located.
If companies like ours do not take active steps to adopt preventive policies and procedures covering securities trades by Company personnel, the consequences could be severe.
We have adopted this Policy on Insider Trading to comply with our legal obligations and also to avoid even the appearance of improper conduct on the part of anyone employed by or associated with our Company (not just so-called Insiders). We have all worked hard to establish our reputation for integrity and ethical conduct; we cannot afford to have it damaged.
Scope
This Policy on Insider Trading applies to all officers, employees, and members of the Board of Directors of the Company and its subsidiaries, including subsidiaries outside of the United States, as well as contractors, consultants, secondees and temporary workers of the Company and its subsidiaries. The Company may also determine that other persons who have access to Material Non-Public Information concerning the Company should be subject to this Policy.
Definitions

Insider	A person who possesses, or has access to, Material Non-Public Information concerning Incyte.
Material Information
Any information that a reasonable investor would consider important in a decision to buy, hold or sell securities. In short, Material Information includes any information that could reasonably affect the price of the securities. Either positive or negative information may be material. Common examples of information that will frequently be regarded as material are, but are not limited to:
•projections of future earnings or losses;
•news of a pending or proposed merger, acquisition or tender offer;
•news of a significant sale of assets or the disposition of a subsidiary;
•changes in dividend policy, the declaration of a stock split or the offering of additional securities;
•changes in management;
•significant new products or discoveries;
•significant regulatory actions concerning products or product candidates;
•clinical trial results (positive or negative);
•impending bankruptcy or financial liquidity problems;
•actual or threatened litigation or the resolution of such litigation;
•the gain or loss of a substantial collaborator, supplier or customer;
•a significant cybersecurity incident, such as a data breach, or any other significant disruption in our Company’s operations or loss, potential loss, breach or unauthorized access of our Company’s property or assets, whether at our Company’s facilities or through our Company’s information technology infrastructure; and
•the imposition of an event-specific restriction on trading in Incyte securities or the securities of another company or the extension or termination of such a restriction.

Material Non-Public Information	Material Information that has not been fully disclosed to the public.

Policy
Consequences
The consequences of Insider trading violations can be substantial:
•For individuals who trade on Material Non-Public information (or tip Material Non-Public Information to others):
oA jail term of up to 20 years;
oA civil penalty of up to three times the profit gained or loss avoided; and
oA criminal fine (no matter how small the profit) of up to $5 million.
•For a company (as well as possibly any supervisory person) that fails to take appropriate steps to prevent illegal trading:
oA civil penalty of the greater of $1 million or three times the profit gained or loss avoided as a result of the employee's violation; and
oA criminal penalty of up to $25 million.
Moreover, if an employee violates this Policy on Insider Trading, Company-imposed sanctions, including dismissal for cause, could result. Needless to say, any of the above consequences, even an SEC investigation that does not result in prosecution, can tarnish one's reputation and irreparably damage a career. Finally, remember that there are no limits on the size of a transaction that will trigger Insider trading liability. In the past, relatively small trades have resulted in SEC investigations and lawsuits.
No Trading on the Basis of Material Non-Public Information
If a member of the Board of Directors, officer or any employee (or any other person, such as a consultant or contractor, designated by the Company as subject to this Policy) has Material Non-Public Information relating to our Company, it is our policy that no such person may buy or sell securities of the Company or engage in any other action to take advantage of, or pass on to others, that information. This Policy also applies to Material Non-Public Information relating to any other company, including our customers, collaborators, partners or suppliers, obtained in the course of employment at the Company, and you may not buy or sell securities of that other company or engage in any other action to take advantage of, or pass on to others (other than co-workers who have a business need to know), that information.
•If your securities transactions become the subject of scrutiny, they will be viewed after-the-fact with the benefit of hindsight. As a result, before engaging in any transaction you should carefully consider how regulators and others might view your transaction in hindsight.

When Information is “Public”
If you are aware of Material Non-Public Information, you may not trade until the information has been disclosed broadly to the marketplace (such as by press release or an SEC filing) and the investing public has had time to absorb the information fully. To avoid the appearance of impropriety, as a general rule, you should not engage in any transaction until at least one full business day has passed following the day the information was released. Thus, if an announcement were made after the market close on a Monday, Wednesday generally would be the first day on which you would be able to trade. If an announcement were made after the market close on a Friday, Tuesday generally would be the first eligible trading day.
Pre-Clearance of Trades and Other Transactions
To provide assistance in preventing inadvertent violations and avoid even the appearance of an improper transaction (which could result, for example, where an employee engages in a trade while unaware of a pending major development) - all members of the Board of Directors, officers and certain employees in a position to have access to Material Non-Public Information (as specified by our General Counsel or our Chief Financial Officer) are subject to pre-clearance in writing by our General Counsel, or, in our General Counsel’s absence, our Chief Financial Officer, of all transactions in Company securities (acquisitions, dispositions, transfers, etc.), including gifts or donations of Company securities to a third party. Pre-clearance is subject to a five business day expiration and must be renewed by the applicant after such five business day period to continue to be valid. Employees who are subject to these pre-clearance requirements will be notified by the Finance Department.
•Pre-clearance does not relieve you of your responsibility under Securities and Exchange Commission rules. All employees and others subject to this Policy, whether subject to pre-clearance or not, are responsible for adherence to this Policy, including, but not limited to: not trading on Material Non-Public Information; not trading until one full business day has passed after an earnings or other announcement of Material Non-Public Information; and not trading in securities on a short term basis. Employees and others normally not subject to pre-clearance are still responsible for written pre-clearance for the sale of securities purchased in the open market and which have been owned less than six months. If you are in doubt of whether or not pre-clearance is required, you should inquire with our General Counsel or our Chief Financial Officer or obtain pre-clearance as a cautionary measure.
Trading Blackouts
From time to time, the Company may require that members of the Board of Directors, officers, selected employees and others suspend trading because of developments known to the Company and not yet disclosed to the public.
In that event, such persons should not engage in any transaction involving the purchase or sale of the Company's securities during that period and should not disclose to others the fact that they have been suspended from trading.
The Company will also require the following mandatory trading blackouts:

•Earnings Trading Blackouts: All members of the Board of Directors, officers, and certain employees in a position to have access to Material Non-Public Information (as designated by our General Counsel or our Chief Financial Officer) will be subject to a stock trading blackout period normally beginning two weeks prior to the end of a fiscal quarter until one full trading day has passed after the date of the earnings release for that quarter.
•Trading After Earnings Announcements: In addition to those employees subject to earnings trading blackout periods, all employees are restricted from engaging in transactions from the time of a quarterly earnings announcement until one full trading day has passed after that announcement. Thus, if an earnings announcement is made before the stock market opens on a Monday, Tuesday would be the first day on which you may trade. If an earnings announcement is made after the stock market closes on a Monday, Wednesday would be the first day on which you may trade.
Of course, no trading should be done at any time that you are actually aware of Material Non-Public Information such as a major undisclosed corporate development.
Special Notes Regarding Gifts of Company Securities
As with trading in Company securities, gifts or donations of Company securities to a third party may not be made when you are in possession of Material Non-Public Information concerning the Company or during a trading blackout period applicable to you.
•An exception to the above restriction is that you may make gifts to Family Members (as defined below) or family trusts (or similar entities) controlled by you given that the Company securities that are the subject of the gift will continue to be subject to the restrictions in this Policy.
•Any member of the Board of Directors or any Section 16 officer who makes a gift or donation of Company securities to a third party shall notify both our General Counsel and our Chief Financial Officer in writing (which may include e-mail) promptly after making such gift or donation in order to enable the timely preparation and filing of required Section 16 filings.
Family Members
The same restrictions apply to your family members and others living in your household, and any family members who do not live in your household but whose transactions in the Company’s securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in the Company’s securities (those persons collectively, “Family Members”). You are expected to be responsible for the compliance by these persons.
Entities That You Influence or Control
This Policy applies to all investment funds, trusts, retirement plans, partnerships, corporations and other types of entities over which you have the ability to influence or direct investment decisions concerning the Company’s securities; provided, however, that this policy shall not apply to any such entity that engages in the investment of securities in the ordinary course of its business (e.g., an investment fund or partnership) if such entity has established its own insider trading controls and procedures in compliance with applicable securities laws.
Do Not Pass Information to Others
Whether the information is proprietary, about Incyte, or information that could have an impact on the price of our securities, or similar information about a company with which we do business, you must not pass the information on to others. It is illegal to advise others to trade on the basis of Material Non-Public Information. Liability in such cases can extend both to the “tippee” – the person to whom the Insider disclosed inside information – and you, as the “tipper,” and will apply whether or not you derive any benefit from another’s actions.
Transactions Under Company Plans
•Stock Option Exercises and Tax Withholding Elections:
oThis Policy on Insider Trading does not apply to cash exercises of stock options.
oThis Policy also does not apply to the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares subject to an option to satisfy tax withholding requirements.
oThis Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option or otherwise.
•Restricted Stock Unit (RSU), Performance Share (PSU) and Restricted Share Awards:
oThis Policy on Insider Trading does not apply to vesting of RSUs, PSUs or restricted shares.
oThis Policy also does not apply to the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares subject to an RSU, PSU or restricted share award to satisfy tax withholding requirements.
oThis Policy does apply, however, to any market sale of stock received in settlement of an RSU or PSU or of restricted shares.
•Employee Stock Purchase Plan:
oThis Policy on Insider Trading does not apply to purchases of Company stock in the employee stock purchase plan resulting from your periodic contribution of money to the plan pursuant to the election you made at the time of your enrollment in the plan.
oThis Policy does apply to your election to participate in the plan for any enrollment period, to your elections to increase or decrease your percentage payroll deductions, and to your sales of Company stock purchased pursuant to the plan. Note, however, that if you are a new employee, and you begin your employment during a period when you would otherwise be restricted from any trading activity in Incyte shares, you will be permitted to elect to participate in the employee stock purchase plan but you must do so within three (3) days of your first day of employment. Otherwise, you will need to wait until the next enrollment period.
Additional Prohibited Transactions
Because we believe it is improper and inappropriate for any Company personnel to engage in short-term or speculative transactions involving Company securities, it is the Company’s policy that members of the Board of Directors, officers, employees and others designated by the Company as being subject to this Policy should not engage in any of the following activities with respect to securities of the Company.
•Trading in Securities on a Short Term Basis: Any Company securities purchased in the open market should be held for a minimum of six months and ideally longer. Note that the SEC’s short-swing profit rule already penalizes officers and directors who sell any company securities within six months of a purchase of securities of the same class. If an employee (other than an officer or member of the Board of Directors) wishes to sell securities purchased in the open market and that have been owned less than six months, written pre-clearance from our General Counsel or, in our General Counsel’s absence, our Chief Financial Officer, must be obtained prior to selling the securities.
•Purchases of Company Securities on Margin: This means borrowing from a brokerage firm, bank or other entity in order to buy Company securities (other than in connection with a so-called “cashless” exercise of options under the Company’s stock plan).
•Pledges of Company Securities: This involves pledging (or hypothecating) Company securities as collateral for a loan (not including margin debt, which is covered in the prior paragraph). Because securities pledged as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan, and that sale may occur at a time when the pledgor is aware of Material Non-Public Information or is otherwise prohibited from trading in Company securities, these transactions are prohibited. Investment funds or similar entities affiliated with members of the Board of Directors are not subject to this prohibition unless the fund or entity is solely for the benefit of such a member and/or such member’s immediate family.
•Short Sales of Company Securities: This involves selling Company securities you do not currently own in the expectation that the price of the security will fall, or as part of an arbitrage transaction.
•Buying or Selling Puts or Calls on Company Stock: This includes options trading on any of the stock exchanges or futures exchanges.
•Other Hedging or Monetization Transactions: This includes the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds, and may permit a holder to continue to own Company securities but without the full risks and rewards of ownership.

Exception for Approved 10b5-1 Plans
Trades by members of the Board of Directors or officers in the Company’s securities that are executed pursuant to an approved 10b5-1 trading plan are not subject to the prohibition on trading on the basis of Material Non-Public Information contained in this Policy on Insider Trading or to the restrictions set forth above relating to pre-clearance procedures and blackout periods.
•SEC Rule 10b5-1 provides an affirmative defense from Insider trading liability under the federal securities laws for trading plans that meet certain requirements. It does not prevent someone from bringing a lawsuit. In general, a 10b5-1 plan may not be adopted during a blackout period and must be entered into before you are aware of Material Non-Public Information.
•The Company has implemented additional guidelines related to 10b5-1 trading plans, and you should contact our General Counsel for additional information. Any such 10b5-1 trading plan must comply with SEC Rule 10b5-1 and be approved in writing in advance by our General Counsel, and the establishment of such a plan with respect to an individual may be publicly announced by the Company.
Confidential Information
Unauthorized disclosure of internal information relating to the Company (including information regarding new products, new discoveries, clinical trial results, or potential new partnerships) could cause competitive harm to the Company and in some cases could result in liability for the Company.
•Unauthorized Disclosure:
oCompany personnel and others subject to this Policy should not disclose non-public internal information about the Company with anyone outside the Company, except as required in the performance of regular duties for the Company.
oIn this regard, Company employees (as well as contractors, consultants, secondees and temporary workers) are prohibited from posting internal information about the Company on a “bulletin board” or otherwise on the Internet or on social media or communicating about the Company and its business in Internet-based “chat” rooms, discussion websites, blogs or social media (except, in the latter case, for communications expressly authorized by our Investor Relations or Corporate Communications teams).
•Safeguarding Confidential Information: You have a responsibility to safeguard the confidentiality of internal information. For example, sensitive documents should not be left lying on desks, and visitors should not be left unattended in offices containing internal Company documents.
There are No Exceptions: Transactions that may be necessary or justifiable for independent reasons, such as the need to raise money for an emergency expenditure, do not excuse someone from adhering to this Policy. Even the appearance of an improper transaction must be avoided to preserve our reputation for adhering to the highest standards of conduct.

Post-Termination Transactions: This Policy on Insider Trading continues to apply to your transactions in Company securities even after you have terminated employment. If you are in possession of Material Non-Public Information when your employment terminates, you may not trade in Company securities until that information has become public or is no longer material.
Company Assistance: Any person who has any questions about specific transactions may obtain additional information from our General Counsel or, in our General Counsel’s absence, our Chief Financial Officer. Remember, however, the ultimate responsibility for adhering to this Policy on Insider Trading and avoiding improper transactions rests with you. In this regard, it is imperative that you use your best judgment.
Modifications: This Policy on Insider Trading has been approved by the Company's Board of Directors. Officers of the Company may, from time to time, make non-substantive modifications to this Policy on Insider Trading (including, without limitation, substitution of the names of the appropriate contact persons within the Company) without prior approval of the Company's Board of Directors.